Exhibit 99.1

FOR:	UCBH HOLDINGS, INC.

CONTACT:	Jonathan H. Downing
Executive Vice President and Chief Financial Officer

Douglas Mitchell
Senior Vice President, Corporate Development and Investor Relations
(415) 315-2800

EVC Group
Investor Relations: Douglas M. Sherk, Jenifer Kirtland
(415) 896-6820
Media Relations: Steve DiMattia
(917) 620-0590
For Immediate Release
UCBH HOLDINGS, INC. REPORTS FIRST QUARTER 2008 FINANCIAL RESULTS
Earnings of $2.2 Million for the First Quarter of 2008
Loan Loss Provision of $35.1 Million for the First Quarter of 2008
Core Fundamentals of UCBH Holdings, Inc. Remain Strong
Strong Commercial Business Loan Originations of $481.5 Million
China Minsheng Banking Corp., Ltd. Completed the First Phase of Its Strategic Investment
     SAN FRANCISCO, April 24, 2008 — UCBH Holdings, Inc. (NASDAQ: UCBH), the holding company of United Commercial Bank (UCB™ or the “Bank”), today reported first quarter 2008 net income of $2.2 million, compared with $27.0 million in the first quarter of 2007. The fully diluted earnings per share were $0.02, compared with $0.26 in the first quarter of 2007. The decrease was attributable primarily to an increased loan loss provision of $35.1 million recorded in the first quarter of 2008. The increased loan loss provision was related to specific loan loss reserves on construction loans in distressed areas, as well as an increase in the overall loan loss reserve ratio. Also impacting earnings was a $3.8 million additional write-down on two non-bank REIT TPS collateralized debt obligations (“CDOs”) and a $1.4 million lower of cost or market (“LOCOM”) charge on commercial real estate loans held for sale. As of quarter end, the credit ratings of the two non-bank REIT TPS CDOs remain unchanged, and the remaining book value of the two CDOs was reduced to $4.6 million at the end of the quarter.
     Chairman, President and Chief Executive Officer, Thomas S. Wu said, “We began a comprehensive assessment of our western U.S. retail construction lending portfolio in early October 2007 when the extent of market deterioration became apparent. This full review of all of our residential construction loans in California and Nevada was completed during the latter part of the first quarter of 2008. The problems in the construction lending portfolio are mainly in the distressed markets in California. These markets continued to deteriorate during the latter part of the first quarter, and as a result, we downgraded a number of loans upon receipt of new appraisals and full review of financial information on those projects. We believe it is the right course of action to make substantial loan loss provisions at this time. Together with the $14.0 million provision in the fourth quarter of 2007, our goal is to strengthen our balance sheet and position ourselves to weather this unprecedented market environment.
     “The business fundamentals of UCBH remain very strong, particularly in our commercial lending and international trade finance business activities. We are very pleased that China Minsheng Banking Corp., Ltd. completed the first phase of its investment, becoming a long-term strategic partner of UCBH. With our strong national franchise and unique Greater China platform, we believe we are well positioned to return to normal profitability starting in the second half of 2008 and strong earnings growth in the future,” concluded Mr. Wu.

First Quarter 2008 Business Highlights
•	In March 2008, China Minsheng Banking Corp., Ltd. completed the first phase of its strategic investment agreement with UCBH, in which UCBH sold approximately 5.4 million newly-issued shares of UCBH common stock, or 4.9% of the total outstanding shares, at $17.79 per share, in exchange for $95.7 million in cash proceeds.

•	In March, United Commercial Bank (China) Limited received all necessary approvals from the China Banking Regulatory Commission for an expanded license to conduct a full scope of Renminbi (“RMB”) business with all types of domestic Chinese companies in China.
First Quarter 2008 Financial Summaries
     First quarter net income was $2.2 million, down 91.8% from $27.0 million reported in the corresponding period of last year. Diluted earnings per common share for the first quarter of 2008 totaled $0.02, down 92.3% from $0.26 in the corresponding quarter of the prior year.
     Net interest income on a fully taxable-equivalent basis, before provision for loan losses, rose 13.6% to $86.3 million from $75.9 million in the first quarter of 2007. This increase was due to organic balance sheet growth and the acquisitions of The Chinese American Bank (“CAB”) in May 2007 and UCBC in December 2007.
     The net interest margin was 3.04% for the first quarter of 2008, a 35 basis point decrease from the 3.39% net interest margin for the fourth quarter of 2007 and 22 basis point decrease from 3.26% for the first quarter of 2007. The reversal of interest accrued for the nonperforming assets due to downgrades in the first quarter of 2008 had a negative impact of 18 basis points on the net interest margin for the quarter. The decrease in the net interest margin year over year reflects the effect of a 76 basis point decrease in loan yields, partially offset by a 49 basis point decrease in the funding costs.
     Noninterest income was $3.6 million for the first quarter of 2008, compared with $12.4 million for the corresponding quarter of 2007. Included in first quarter 2008 noninterest income was the previously mentioned $3.8 million write-down on two non-bank REIT TPS CDOs and a $1.4 million charge for a LOCOM adjustment on commercial real estate loans held for sale. In addition, the Company reported significantly lower gains on the sale of multifamily and commercial real estate loans and securities sales due to the current economic and market conditions. These declines were partially offset by the increase in total commercial banking fees and service charges on deposits, reflecting the strong growth in deposit accounts organically and the acquisitions of CAB and UCBC. The growth in these components reflects the ongoing expansion of the UCBH’s commercial banking platform.
     Noninterest expense rose 10.6% to $48.6 million, from $43.9 million in the first quarter of 2007. This increase was primarily the result of increased personnel costs and occupancy expenses related to the acquisitions of CAB and UCBC in 2007, as well as the additional staffing required for the growth of the Bank’s commercial banking business, and the expansion of the Bank’s infrastructure.
     The effective tax rate was 26.8% for the first quarter ended March 31, 2008, compared with 34.6% for the first quarter of 2007. The lower effective tax rate was primarily due to an increase in tax-exempt income.
Credit Quality
•	The deterioration in credit quality related primarily to the construction loan portfolio in distressed areas.

•	The provision for loan losses was $35.1 million for the first quarter of 2008, compared with $14.0 million for the fourth quarter of 2007, and with $1.0 million for the first quarter of 2007.

•	Net loan charge-offs were $12.3 million for the first quarter of 2008, or 0.62% annualized, compared with net loan charge-offs of $1.7 million, or 0.10% annualized, in the first quarter of 2007.

•	Nonperforming assets were $185.1 million, or 1.45% of total assets, at March 31, 2008, compared with $57.0 million, or 0.48% of total assets, at December 31, 2007. The increase in nonperforming assets was due to the downgrade of certain construction loans in distressed areas by management in the latter part of the first quarter, as a result of the full review of the construction loan portfolio in California and Nevada.

•	The ratio of allowance for loan losses to loans held in portfolio was 1.25% at March 31, 2008, compared with 1.03% at December 31, 2007. The ratio of the allowance for loan losses and the reserve for unfunded commitments to loans held in portfolio excluding cash secured loans was 1.37% at March 31, 2008, compared with 1.13% at December 31, 2007.
Capital Management
     Stockholders’ equity was $1.07 billion at March 31, 2008, reflecting the receipt of $95.7 million of new capital from China Minsheng Banking Corp., Ltd. in March 2008. Period-end assets were $12.74 billion. The Tier I risk-based capital ratio of the Company was 9.17% at March 31, 2008, compared with 8.51% at December 31, 2007. The total risk-based capital ratio was 11.55% as of March 31, 2008, compared with 10.76% at December 31, 2007. The Company’s capital ratios exceed regulatory requirements and continue to be categorized as “well capitalized.” The Bank’s capital ratios approximate those of the Company and is also categorized as “well capitalized.”
     On April 24, 2008, UCBH’s Board of Directors approved a dividend of $0.04 per share on the common stock of UCBH, payable on July 11, 2008, to stockholders of record as of June 30, 2008.
Balance Sheet Highlights
     Total loans increased by 4.3%, to $8.35 billion at March 31, 2008, from $8.01 billion at December 31, 2007. The increase in loans reflected the continued strong loan originations.
     Commercial business loans increased by 7.2% to $2.23 billion at March 31, 2008, from $2.08 billion at December 31, 2007. 100% of the commercial business loan growth was organic. Construction loans increased by 6.2% to $1.77 billion at March 31, 2008, from $1.67 billion at December 31, 2007. Commercial real estate loans increased by 3.5% to $2.58 billion at March 31, 2008, from $2.49 billion at December 31, 2007, following $61.5 million of loan sales. Multifamily real estate loans increased by 1.9% to $1.21 billion at March 31, 2008, from $1.19 billion at December 31, 2007.
     New loan commitments of $1.02 billion for the first quarter of 2008 were comprised of $964.4 million of commercial loans and $56.6 million of consumer loans. Commercial business loan originations were $481.5 million in the first quarter of 2008. Construction loan commitments were $139.0 million in the first quarter of 2008. Commercial real estate loan originations were $250.1 million in the first quarter of 2008. With strong loan commitments in the first quarter, coupled with a loan pipeline of $2.44 billion as of March 31, 2008, we project loan growth will remain solid into the second quarter of 2008.
     The average loan yield decreased to 6.94% for the quarter ended March 31, 2008 from 7.75% for the quarter ended December 31, 2007, primarily as a result of the Fed Funds cuts during the period.
     The securities portfolio, including available for sale and held to maturity, was $3.01 billion at March 31, 2008, compared with $2.46 billion at December 31, 2007. The securities portfolio was 23.7% of total assets at March 31, 2008, compared with 20.8% of total assets at December 31, 2007.
     Total deposits increased by 3.9% to $8.08 billion at March 31, 2008, from $7.78 billion at December 31, 2007. The average cost of deposits for the quarter ended March 31, 2008 was 3.28%, a decrease of 37 basis points, from 3.65% for the quarter ended December 31, 2007. The cost of deposits at March 31, 2008 was 2.86%, reflecting management’s continued focus on disciplined deposit pricing of our deposit generation strategy.

     First Quarter Earnings Teleconference and Webcast
     UCBH will hold a conference call with an accompanying slide presentation to be webcast on April 25, 2008, at 8:00 a.m. Pacific time to discuss the financial results for the Company’s first quarter 2008, as well as its outlook for 2008. The audio webcast and slide presentation will be available through a link on the Investor Relations page of the Company’s web site at www.ucbh.com. If you are unable to listen to the webcast live, an archived replay with the slide presentation will be available at www.ucbh.com.
     About UCBH Holdings, Inc.
     UCBH Holdings, Inc., with $12.74 billion in assets as of March 31, 2008, is the holding company for United Commercial Bank, a state-chartered commercial bank, which is a leading bank in the United States serving the Chinese communities and American companies doing business in Greater China. Together, the Bank and its subsidiaries, including United Commercial Bank (China) Limited, operate 51 California branches/offices located in the San Francisco Bay Area, Sacramento, Stockton, Los Angeles and Orange counties, eight branches in New York, five branches in metropolitan Atlanta, three branches in New England, two branches in the Pacific Northwest, a branch in Houston, branches in Hong Kong, Shanghai and Shantou, China, and representative offices in Beijing, Guangzhou and Shenzhen, China, and Taipei, Taiwan. UCB, with headquarters in San Francisco, provides commercial banking services to small- and medium-sized businesses and professionals in a variety of industries, as well as consumer and private client services to individuals. The Bank offers a full range of lending activities, including commercial real estate and construction loans, commercial credit facilities, international trade finance, asset-based financing, cash management, loans guaranteed by the U.S. Small Business Administration, commercial, multifamily and residential mortgages, home equity lines of credit, and online banking services for businesses and consumers. For additional information, visit the web site for United Commercial Bank at www.ibankUNITED.com or the web site for UCBH Holdings, Inc. at www.ucbh.com.
     Forward-Looking Statements
     Certain statements contained in this release may include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based upon specific assumptions that may or may not prove correct. Forward-looking statements are also subject to known and unknown risks, uncertainties and other factors relating to the Company’s and the Bank’s operations and business environment, all of which are difficult to predict, and many of which are beyond the control of the Company and the Bank. The factors include, among others: economic and business conditions in the areas and markets in which the Company and the Bank operate, particularly those affecting loans secured by real estate; deterioration or improvement in the ability of the Bank’s borrowers to pay their debts to the Bank; market fluctuations such as those affecting interest and foreign exchange rates and the value of securities in which the Bank invests; competition from other financial institutions, whether banks, investment banks, insurance companies or others; the ability of the Bank to assimilate acquisitions, enter new markets and lines of business, and open new branches, successfully; changes in business strategies; changes in tax law and governmental regulation of financial institutions; demographic changes; and other risks and uncertainties, including those discussed in the documents the Company files with the Securities and Exchange Commission (“SEC”). The foregoing may cause the actual results and performance of the Company and the Bank to be materially different from the results and performance indicated or suggested by the forward-looking statements. Further description of the risks and uncertainties are included in detail in the Company’s current, quarterly and annual reports, as filed with the SEC.
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(Tables to follow)

UCBH Holdings, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Dollars in Thousands, Except Share and Par Value Amounts)
(Unaudited)

	March 31,	December 31,
	2008	2007

ASSETS
Noninterest bearing cash	$121,657	$117,141
Interest bearing cash	221,854	202,258
Federal funds sold	50,424	26,028

Cash and cash equivalents	393,935	345,427

Securities purchased under agreements to resell	150,000	150,000
Investment and mortgage-backed securities available for sale, at fair value	2,750,174	2,188,355
Investment and mortgage-backed securities held to maturity, at cost (fair value of $269,905 and $276,286 at March 31, 2008, and December 31, 2007, respectively)	264,451	271,485
Federal Home Loan Bank stock, Federal Reserve Bank stock and other equity investments	154,531	138,877
Loans held for sale, net of valuation allowance	150,026	177,137

Loans held in portfolio	8,203,000	7,832,150
Allowance for loan losses	(102,839)	(80,584)

Loans held in portfolio, net	8,100,161	7,751,566

Accrued interest receivable	67,170	61,111
Premises and equipment, net	145,119	144,630
Goodwill	430,816	436,606
Core deposit intangibles, net	21,286	22,526
Mortgage servicing rights, net	11,885	12,783
Other assets	103,570	103,063

Total assets	$12,743,124	$11,803,566

LIABILITIES AND STOCKHOLDERS’ EQUITY
Noninterest bearing deposits	$861,508	$860,338
Interest bearing deposits	7,220,646	6,920,902

Total deposits	8,082,154	7,781,240

Securities sold under agreements to repurchase	805,000	650,000
Federal funds purchased	138,000	78,000
Short-term borrowings	723,789	414,532
Subordinated debentures	406,553	406,615
Accrued interest payable	26,841	28,169
Long-term borrowings	1,385,808	1,372,190
Other liabilities	108,073	105,717

Total liabilities	11,676,218	10,836,463

Preferred stock, $0.01 par value, 10,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $0.01 par value, 180,000,000 shares authorized at March 31, 2008, and December 31, 2007; 110,436,042 and 104,397,988 shares issued and outstanding at March 31, 2008, and December 31, 2007, respectively	1,104	1,044
Additional paid-in capital	525,212	427,474
Retained earnings	552,371	554,568
Accumulated other comprehensive loss	(11,781)	(15,983)

Total stockholders’ equity	1,066,906	967,103

Total liabilities and stockholders’ equity	$12,743,124	$11,803,566

UCBH Holdings, Inc. and Subsidiaries
Condensed Consolidated Statement of Operations
(Dollars in Thousands, Except Share and Per Share Amounts)
(Unaudited)

	Three Months Ended March 31,
	2008	2007
Interest and dividend income:
Loans	$140,891	$131,651
Investment and mortgage-backed securities:
Taxable	28,760	23,514
Tax exempt	5,888	3,306
FHLB Stock	1,277	922
Federal funds sold and deposits with banks	2,848	2,289
Securities purchased under agreements to resell	2,080	2,264

Total interest and dividend income	181,744	163,946

Interest expense:
Deposits	63,114	65,994
Securities sold under agreements to repurchase	6,577	3,261
Short-term borrowings and federal funds purchased	5,868	5,192
Subordinated debentures	6,871	4,553
Long-term borrowings	16,217	11,116

Total interest expense	98,647	90,116

Net interest income	83,097	73,830
Provision for loan losses	35,069	1,048

Net interest income after provision for loan losses	48,028	72,782

Noninterest income:
Commercial banking fees	4,573	4,745
Service charges on deposits	2,006	1,529
Gain (loss) on sale of securities, net	973	3,076
Gain on sale of SBA loans, net	166	765
Gain on sale of multifamily and commercial real estate loans, net	742	1,394
Lower of cost or market adjustment on loans held for sale	(1,428)	(14)
Realized loss on available for sale securities	(3,791)	—
Equity loss in other equity investments	(707)	(473)
Other fees	1,022	1,423

Total noninterest income	3,556	12,445

Noninterest expense:
Personnel	29,585	24,264
Occupancy	5,755	4,848
Data processing	2,324	2,280
Furniture and equipment	2,096	2,166
Professional fees and contracted services	1,760	2,329
Deposit insurance	1,167	292
Communication	984	701
Core deposit intangible amortization	1,240	1,008
Other general and administrative	3,642	6,007

Total noninterest expense	48,553	43,895

Income before income tax expense	3,031	41,332
Income tax expense	811	14,301

Net income	$2,220	$27,031

Earnings per share:
Basic	$0.02	$0.27
Diluted	$0.02	$0.26

Dividends declared per share	$0.040	$0.030

Average shares outstanding:
Basic	106,128,270	99,731,221
Diluted	107,994,229	103,262,726

UCBH Holdings, Inc. and Subsidiaries
Supplemental Data
(Dollars in Thousands)
(Unaudited)

	Three Months Ended March 31,
	2008	2007
Operating Ratios and Other Data:
Return on average assets	0.07%	1.09%
Return on average equity	0.89	13.43
Efficiency ratio (1)	56.03	50.88
Noninterest expense to average assets	1.59	1.77
Average equity to average assets	8.17	8.11
Dividend payout ratio (2)	200.00	11.54
Net loan charge-offs to average loans held in portfolio	0.62	0.10

New Loan Commitments:
Commercial:
Secured by real estate — nonresidential	$250,095	$286,449
Secured by real estate — multifamily	93,744	117,913
Construction	138,991	284,657
Business	481,536	288,678

Total commercial loans	964,366	977,697

Consumer:
Residential mortgage (one-to-four family)	43,683	31,891
Other	12,918	6,513

Total consumer loans	56,601	38,404

Total loan commitments (3)	$1,020,967	$1,016,101

Average Loan Balances:
Commercial:
Secured by real estate — nonresidential	$2,547,266	$2,497,020
Secured by real estate — multifamily	1,194,521	1,292,609
Construction	1,726,494	1,092,500
Business	2,115,137	1,446,102

Total commercial loans	7,583,418	6,328,231

Consumer:
Residential mortgage (one-to-four family)	513,624	455,578
Other	71,275	55,391

Total consumer loans	584,899	510,969

Total loans	$8,168,317	$6,839,200

(1)	Represents noninterest expense divided by the total of our net interest income before provision for loan losses and our noninterest income.

(2)	Represents dividends declared per share as a percentage of diluted earnings per share.

(3)	Excludes commitments related to loan participations.

UCBH Holdings, Inc. and Subsidiaries
Average Yields Earned/Rates Paid
(Dollars in Thousands)
(Unaudited)

	Three Months Ended March 31, 2008			Three Months Ended March 31, 2007
			Average			Average
		Interest	Yields		Interest	Yields
	Average	Income/	Earned/	Average	Income/	Earned/
	Balance	Expense	Rates Paid	Balance	Expense	Rates Paid
Nontaxable equivalent basis:
Interest-earning assets
Loans (1)(2)	$8,168,317	$140,891	6.94%	$6,839,200	$131,652	7.70%
Taxable securities (3)	2,273,755	28,760	5.09	1,857,226	23,514	5.06
Tax exempt securities (3)	476,686	5,888	4.97	274,676	3,306	4.81
FHLB Stock	95,080	1,277	5.40	68,805	922	5.36
Securities purchased under agreements to resell	150,000	2,080	5.58	125,278	2,264	7.23
Other	247,602	2,848	4.63	154,056	2,289	5.94

Total interest-earning assets	11,411,440	181,744	6.41	9,319,241	163,947	7.04
Noninterest-earning assets	833,698	—		600,442	—

Total assets	$12,245,138	$181,744		$9,919,683	$163,947

Interest-bearing liabilities:
Deposits:
NOW, checking and money market accounts	$1,524,722	$10,157	2.68	$1,478,541	$12,477	3.38
Savings accounts	754,290	1,420	0.76	692,003	1,726	1.00
Time deposits	4,618,366	51,537	4.49	4,230,874	51,791	4.90

Total interest-bearing deposits	6,897,378	63,114	3.68	6,401,418	65,994	4.12
Securities sold under agreements to repurchase	789,505	6,577	3.35	318,956	3,261	4.09
Short-term borrowings and federal funds purchased	775,536	5,868	3.04	401,430	5,192	5.17
Long-term borrowings	1,425,520	16,217	4.58	943,810	11,116	4.71
Subordinated debentures	406,589	6,871	6.80	240,549	4,553	7.57

Total interest-bearing liabilities	10,294,528	98,647	3.85	8,306,163	90,116	4.34
Noninterest-bearing deposits	834,689	—		695,668	—
Other noninterest-bearing liabilities	115,705	—		113,038	—
Stockholders’ equity	1,000,216	—		804,814	—

Total liabilities and stockholders’ equity	$12,245,138	$98,647		$9,919,683	$90,116

Net interest-earning assets/net interest income/net interest rate spread (4)	$1,116,912	$83,097	2.56%	$1,013,078	$73,831	2.70%

Net interest margin (5)			2.93%			3.17%

Ratio of interest-earning assets to interest-bearing liabilities	1.11x			1.12x

Tax equivalent basis:
Total interest-earning assets (6)	$11,411,440	184,915	6.52%	$9,319,241	166,033	7.13%
Total interest-bearing liabilities	10,294,528	98,647	3.85	8,306,163	90,116	4.34

Net interest-earning assets/net interest income/net interest rate spread (4)	$1,116,912	$86,268	2.67%	$1,013,078	$75,917	2.79%

Net interest margin (5)			3.04%			3.26%

Average cost of deposits:
Total interest-bearing deposits	$6,897,378	$63,114	3.68%	$6,401,418	$65,994	4.12%
Noninterest-bearing deposits	834,689	—		695,668	—

Total deposits	$7,732,067	$63,114	3.28%	$7,097,086	$65,994	3.72%

(1)	Nonaccrual loans are included in the table for computation purposes; however, interest for such loans is recognized on a cash basis.

(2)	Average loans include loans held for sale.

(3)	Average yield on investment securities is computed using historical cost balances; the yield information does not give effect to changes in fair value that are reflected as a component of stockholders’ equity.

(4)	Interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.

(5)	Net interest margin represents net interest income divided by average interest-earning assets.

(6)	Interest income from nontaxable securities has been adjusted to a tax equivalent basis using a statutory Federal income tax rate of 35.0%. Interest income from nontaxable investment securities calculated on a tax equivalent basis was $3.2 million and $2.1 million for the three months ended March 31, 2008 and 2007, respectively.

UCBH Holdings, Inc. and Subsidiaries
Selected Financial Data
(Dollars in Thousands, Except Per Share Amounts)
(Unaudited)

	March 31,	December 31,
	2008	2007
Selected loan data:
Loans held for sale:
Commercial:
Secured by real estate — nonresidential	$149,803	$175,101
Commercial business	223	1,109

Total commercial loans	150,026	176,210

Consumer:
Residential mortgage (one-to-four family)	—	927

Total loans held for sale (1)	$150,026	$177,137

Loans held in portfolio:
Commercial:
Secured by real estate — nonresidential	$2,429,861	$2,317,501
Secured by real estate — multifamily	1,208,201	1,186,177
Construction	1,770,195	1,666,550
Commercial business	2,225,938	2,076,597

Total commercial loans	7,634,195	7,246,825

Consumer:
Residential mortgage (one-to-four family)	501,636	518,674
Other	67,169	66,651

Total consumer loans	568,805	585,325

Total loans held in portfolio (2)	$8,203,000	$7,832,150

Nonperforming loans	$181,359	$53,185
Other real estate owned (OREO)	3,691	3,844
Loan delinquency ratio	1.44%	0.89%
Nonperforming assets to total assets	1.45	0.48
Nonperforming loans to loans held in portfolio	2.21	0.68
Allowance for loan losses to nonperforming loans	56.70	151.52
Allowance for loan losses to loans held in portfolio	1.25	1.03
Net loan to deposit ratio	102.08	101.90

Selected deposit data:
NOW, checking and money market accounts	$2,443,219	$2,417,630
Savings accounts	969,312	986,664
Time deposits	4,669,623	4,376,946

Total deposits	$8,082,154	$7,781,240

Cost of deposits	2.86%	3.40%

Selected equity data:
Book value per share	$9.66	$9.26

United Commercial Bank and subsidiaries regulatory capital ratios:
Total risk-based capital	11.20%	10.80%
Tier 1 risk-based capital	8.82	8.55
Tier 1 leverage ratio	7.33	7.42

UCBH Holdings, Inc. and subsidiaries regulatory capital ratios:
Total risk-based capital	11.55%	10.76%
Tier 1 risk-based capital	9.17	8.51
Tier 1 leverage ratio	7.62	7.39

(1)	Includes net unamortized deferred loan fees, purchase premiums and discounts of $265,000 and $322,000 at March 31, 2008, and December 31, 2007, respectively.

(2)	Includes net unamortized deferred loan fees purchase premiums and discounts of $15.7 million and $17.9 million at March 31, 2008, and December 31, 2007, respectively.